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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                    -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): June 11, 1996

                             TCSI Corporation
         (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

2121 Allston Way, Berkeley, California                       94704
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On June 11, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation

By: /s/Paul A. Farmer
    -----------------
Paul A. Farmer
Chief Financial Officer

Date: June 11, 1996

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                             INDEX TO EXHIBITS

28.  Press Release, dated June 11, 1996

  TCSI Signs Strategic Partnership Agreement with Duet Technologies, Inc.
                       for Software Development in India

    New Alliance Expected to Strengthen Leading Telecom Software Supplier's
                   Presence in Asia and European Markets


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For additional information contact:

TCSI Corporation                              Duet Technologies, Inc.
Press Inquiries:                              Press Inquiries:
Susan Trainer - (510) 837-5503                Anil Gupta - (408) 437-5955
Investor Inquiries:
Leigh Salvo - (510) 649-3800

  TCSI Signs Strategic Partnership Agreement with Duet Technologies, Inc.
                       for Software Development in India

    New Alliance Expected to Strengthen Leading Telecom Software Supplier's
                   Presence in Asia and European Markets

BERKELEY, Calif. - June 11, 1996 - TCSI Corporation (NASDAQ: TCSI), a global provider of software to the Telecom industry, announced today that it has signed a development services agreement with Duet Technologies, Inc., a company that provides open systems-based software development services to companies worldwide. Under the terms of the agreement, TCSI will utilize Duet's personnel and office facilities located near New Delhi, India for its own software development activities. These activities will include development of software modules and test suites for TCSI's line of object-oriented software products for the Telecom industry. By using TCSI's standard development processes, Duet's office in India will serve as an extension to TCSI's own facilities.

Duet Technologies, Inc., based in San Jose and New Delhi, is known for its expertise in the area of Electronic Design Automation (EDA). Its client base includes companies such as LSI Logic, Xilinx, IKOS, and ZyCAD. Further, their Telecom division has a broad depth of skilled and innovative talent, including executives with experience from established companies, as well as engineers from prestigious universities in India. TCSI intends to leverage this talent to enhance its global presence and expand its software development activities into India.

"India, with its large pool of software engineering talent, provides TCSI with an opportunity to cost-effectively manage its growth and service the rapidly growing Telecom market in Europe and Asia," said Harish Rao, senior vice president of TCSI's Object Software Group. "Duet has a track record of successfully developing major software systems in India for prominent U.S. companies. This partnership will help us to maintain operating efficiencies and establish TCSI as a truly global software company."

"We are pleased to work with TCSI whose vision, products, and state-of-the-art technology position it uniquely to capitalize on the growing demand for software solutions in the Telecom market. Over time, we look forward to an even closer relationship with TCSI where the two companies will jointly explore opportunities in the Telecom industry," said Prabhu Goel, chairman and CEO, Duet Technologies, Inc.

About TCSI Corporation's Products

TCSI provides telecommunication management applications that are built upon the Company's flagship software product, Object Services Package (OSP). OSP is a highly scalable industrial-strength distributed object development and runtime environment for large, object-oriented client/server systems. Major communications corporations worldwide use OSP to design, implement, and deploy mission-critical applications for management and operations support systems. The product provides an integrated environment for deploying graphical user interfaces (X11/Motif and Windows), object services (distributed object management and CORBA), and communications gateways (SNMP, CMIP, and proprietary). OSP also provides persistent data storage in relational databases from Informix Software, Inc., Oracle Corporation, and Sybase, Inc.

Duet Technologies, Inc.

Duet is a high growth technology services company, focused in Telecom, networking and design technology, based in San Jose, California. Duet provides development services and software building blocks to substantially expand execution ability of its partners through its expertise and development centers in India.

TCSI Corporation

TCSI Corporation provides object-oriented software products, services, and solutions to the Telecom industry worldwide. Service providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim. The Company reported revenues of $55.4 million in 1995 and $18.5 million in the first quarter of 1996.

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